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                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE             Contacts:
                                  For Centennial Technologies:
                                  Media:   Karen Schwartzman  (617) 437-9990
                                  Investors:   Richard Pulsifer   (978) 805-2323



             CENTENNIAL TECHNOLOGIES BUYS INTEL FLASH CARD BUSINESS; CAPITAL EXPENDITURES IN PLANT READIED OPERATION FOR ACQUISITION


     DECEMBER 30, 1999 -- Boston, MA - Centennial Technologies, Inc. (OTC:
CENL) today announced that it has acquired the flash memory card business of Intel Corporation a business with ongoing annual revenues of approximately $25 million. The acquisition allows Centennial the opportunity to increase significantly its current annual revenue stream and build on its customer base in the networking and telecommunications industries.

     Centennial's acquisition includes the PCMCIA card families (Series 2, Value series 100 and 200) and the miniature card families (Series 100 and 200).

     Already a global leader in the manufacture and sale of custom and industry standard PC cards to original equipment manufacturers (OEMs), this acquisition positions Centennial as one of the world's leading suppliers of linear flash memory cards to the OEM market. Centennial posted revenues of $14.3 million for the two quarters completed this fiscal year to date, all from its PC card business.

     "During the past year, we invested heavily in new equipment to expand our manufacturing capabilities, to increase efficiencies and production capacity, and to ready ourselves for growth. The planning and investments we made then are paying off now," said Centennial President and Chief Executive Officer L. Michael Hone. "We also believe that our consistent commitment to product quality and customer service are well known throughout the industry and help put us in the position to assume this business"

                                     -more-


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     "Intel is a recognized leader in the booming flash market segment," said
Curt Nichols, general manager of Intel's Flash Products Division, based in Folsom, Calif. "Intel's leadership position is a result of customer demand driven by a forward-looking silicon strategy that includes an investment of over $1 billion in new products, packages and technologies.

     "From an internal and market perspective, the timing was right for Intel to find a buyer for our flash card line. Centennial Technologies, as a world leader in providing PC cards and memory modules to OEMs, is ideally suited to maximize and expand on this piece of Intel's successful flash business."

INVESTMENT IN PHILIPS EQUIPMENT A KEY FACTOR IN ACQUISITION READINESS

     Centennial's investment in new Philips equipment last year included six surface mount assembly machines that can handle a myriad of applications including chip shooting capabilities for medium volume and ultra-fine pitch demand. The combined output specifications include the placement of 100,000 components per hour, high reliability and exceptional accuracy.

     "Our newest investment improves efficiency and maximizes productivity by allowing us to respond to customer orders with additional lines of high-precision surface mount equipment," said Jacques Assour, Centennial's Senior Vice President Operations. "This equipment prepares us for the dramatic growth we expect to see as we integrate Intel's customers. It also allows us to bring on that business without compromising quality and customer satisfaction standards that our long-standing customers have come to expect from us."


     Centennial also intends to add staff to get the full benefit of this new capability and to support the Intel purchase.

     This is the first acquisition by Centennial under Hone and his management team, who were brought on in 1997 to steward the Company's financial turnaround following a well-publicized scandal involving Centennial's former senior management and resulting in the restatement of the Company's reported financial results. Centennial (Ticker: CENL), which reported its sixth straight profitable quarter this fall, is traded on the Over the Counter Electronic Bulletin Board.

This press release contains forward-looking statements. The matters expressed in such statements are subject to numerous risks and uncertainties, including, without limitation, the continued development and utilization of computing and electronic equipment that utilize the Company's PC Cards, the Company's ability to compete with other manufacturers of PC Cards, the Company's ability to adapt to increased pricing pressures, the Company's ability to keep pace with rapid technological changes, evolving industry standards and rapid product obsolescence, the Company's ability to obtain sufficient quantities of computer memory chips and other electronic components used in its PC Cards at competitive prices, the Company's dependence on a limited number of customers for significant revenues and other risks identified in filings made by Centennial Technologies, Inc. with the Securities and Exchange Commission (the

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"Commission") including Centennial's Form 10-Q filed with the Commission on
August 12, 1999 under the heading "Risk Factors."

Centennial Technologies, Inc. provides custom and industry standard PC
Cards for original equipment manufacturers. Centennial is a global leader in the integration of patented and proprietary technology into application-specific cards for commercial, industrial and military markets. The Company's headquarters and ISO 9001 certified engineering and manufacturing facility are located in Wilmington, Massachusetts, just north of Boston, with sales and services offices in California, Florida, North Carolina, Indiana and Pennsylvania. The Company's international sales and service operations are headquartered in the United Kingdom. More information about Centennial is available at http://www.cent-tech.com.

Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking, and communications products. Additional information is available at http://www.intel.com/pressroom/.